Exhibit 20.1


                    BIODELIVERY SCIENCES INTERNATIONAL, INC.

                             CODE OF ETHICAL CONDUCT

Preface

The honesty, integrity and sound judgment of principal executive and financial officers of BioDelivery Sciences International, Inc. ("BDSI") is fundamental to the reputation and success of BDSI. While all employees, officers, and directors are required to adhere to this Code of Ethics, the professional and ethical conduct of our principal executive and financial officers is essential to the proper function and success of BDSI.

Our principal executive and financial officers hold an important and elevated role in our corporate governance. These individuals are key members of the management team, who are uniquely capable and empowered to ensure that the interests of BDSI stakeholders (including stockholders, employees, collaborators and suppliers) are appropriately balanced, protected and preserved. Such persons fulfill this responsibility by prescribing and enforcing the policies and procedures employed in BDSI's business and financial operations.

Principal Executive and Financial Officers Code of Ethical Conduct

As a result, principal executive and financial officers of BDSI performing senior executive, accounting, audit, financial management, or similar functions must:

     o Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships except as otherwise disclosed, approved and determined to be in the best interests of BDSI and its stockholders;

     o As is required and/or necessary to conduct their duties, provide colleagues with information that is accurate, complete, objective, relevant, timely, and understandable;

     o Comply with applicable laws, rules, and regulations of federal, state, and local governments (both Unites States and foreign) and other appropriate private and public regulatory agencies, including, without limitation, with regard to all mandatory public disclosures;

     o Act in good faith, with due care, competence, and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated;

     o Respect the confidentiality of information acquired in the course of employment;

     o Be accountable for adherence to this Code of Ethics and otherwise proactively promote ethical and honest behavior within the workplace, and

     o Promptly report violations of this Code of Ethics to senior management or, as applicable, the board of directors of BDSI, and if, necessary, to outside counsel, as a last resort should earlier attempts to redress such violations fail.

All principal executive and financial officers are expected to adhere to this Code of Ethics at all times. The board of directors of BDSI shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics. Any waiver (and the grounds for such waiver) for a principal executive or financial officer of, or an amendment to, this Code of Ethics shall be disclosed as required by applicable Securities and Exchange Commission rules.

ADOPTED by the board of directors on March 24, 2003.



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